Exhibit 99.1
March 9, 2006
To the Directors and Executive Officers of Lam Research Corporation:
Please take notice that effective April 1, 2006, MG Trust Company, LLC will replace AST Trust Company as the trustee for the Savings Plus Plan, Lam Research 401(k). This change will require the transfer of all 401(k) Plan assets from AST to MG Trust. During the time that assets are being moved and accounts being reconciled, the participants in the 401(k) Plan will be unable to perform certain transactions in their 401(k) accounts. This is generally known as a “blackout” period for those participants. Pursuant to federal law, during this blackout period you will not be permitted to purchase, sell, or otherwise acquire or transfer any equity security of Lam Research Corporation if you acquired that equity security in connection with your service as a director or executive officer. Be aware that this prohibition is not limited to shares that you may have in Lam’s 401(k), but applies to any equity security of Lam Research that you acquired in connection with your service as a director or executive officer and that this prohibition applies to both you and your family members. Although this restriction does not apply to transactions involving equity securities that were not acquired in connection with your services as a director or executive officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.
The blackout period will commence on March 25, 2006, and should conclude no later than the week of April 3, 2006. The actual end date will be determined when the 401(k) Plan participants are free to purchase, sell or otherwise acquire or transfer an interest in Lam’s stock in their 401(k) Plan accounts. Lam will attempt to let you know when the blackout period has ended by email, but you should also feel free to use the contact listed below to determine if the blackout period has started or ended.
The restrictions imposed by this blackout are in addition to any other restrictions on stock trading imposed by state or federal laws and Lam’s insider trading policy.
If you have any questions concerning this notice, you may contact George Schisler, Director of General Legal Services at Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538; telephone number (510) 572-6467.